EXHIBIT 5

                     DUNN SWAN & CUNNINGHAM
                Attorneys and Counsellors At Law
                       2800 Oklahoma Tower
                         210 Park Avenue
                          (405)235-8318
                     Facsimile (405)235-9605

                        February 18, 1997


Board of Directors
Applied Intelligence Group, Inc.
13800 Benson Road
Edmond, Oklahoma 73013-6417


Gentlemen:

      We have acted as counsel to Applied Intelligence Group, Inc., an Oklahoma corporation (the "Company"), in conjunction with the offering of an aggregate of 300,000 shares of Common Stock, $.001 par value per share, of the Company (the "Shares") to be issued upon exercise of stock options granted under the Applied Intelligence Group, Inc. 1995 Stock Option Plan (the "Plan").

      The offering of the Securities is more fully described in that certain Registration Statement on Form S-8 (No. 333- ), filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act").

       For   purposes  of  this  opinion,  we  have   made   such
investigations as we deem necessary or appropriate and have reviewed and considered among other certificates, documents and materials the following:

     (a) The Certificate of Transcript, dated November 25, 1996, issued by the Secretary of State of the State of Oklahoma certifying that the copy of Certificate of Incorporation of the Company attached thereto is a full, true and correct copy;

     (b) The Certificate of Good Standing, dated November 25, 1996, issued by the Secretary of State of the State of Oklahoma certifying that the Company is duly organized and existing under and by virtue of the Law of the State of Oklahoma and is in good standing according to the records of its office;

     (c) A copy of the Bylaws, as amended and restated, of the Company as certified by the Secretary of the Company;

     (d) A copy of the resolutions adopted by the Board of Directors of the Company on February 18, 1997, as certified by the Secretary of the Company;

     (e)  The manually signed Registration Statement;

     (f)  Form of certificate of the Common Stock of the Company;
          and

     (g)  The  Certificate of Officers and Directors  of  Applied
          Intelligence Group, Inc. dated February 19, 1997.

       In conducting our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified copies. Based upon our examination and consideration of the foregoing and upon our examination and consideration of such other documents, certificates, records, matters and things as we have deemed necessary for the purposes hereof, we are of the opinion as of the date hereof that:

               1.The Company is duly organized and existing under the laws of the State of Oklahoma;

                2.All of the issued and outstanding shares of the Common Stock of the Company have been legally issued, are fully paid and are not liable to further call or assessment;

                3.The 300,000 shares of Common Stock to be issued upon exercise of stock options granted pursuant to the Plan, upon issuance and delivery against payment therefor in accordance with the terms and conditions of the stock options, will be legally issued, fully paid and not liable for further call or assessment;

      In arriving at the foregoing opinion, we have relied, among other things, upon the examination of the corporate records of the Company and certificates of officers and directors of the Company and of public officials. We hereby consent to the use of this opinion in the Registration Statement and all amendments thereto.

                                   Very truly yours,

                                   DUNN SWAN & CUNNINGHAM